EXHIBIT 99.1

Greatbatch, Inc. Announces the Appointment of Marcia A. Dall to Its Board of Directors

FRISCO, Texas, May 1, 2015 (GLOBE NEWSWIRE) -- Greatbatch, Inc. (NYSE:GB) today announced that Marcia A. Dall has been elected to its Board of Directors. In addition to her Director responsibilities, Ms. Dall will also serve on the Board's Audit and Compensation & Organization Committees.

"Marcia Dall has remarkable executive experience and insights and her exceptional financial and business acumen will be a considerable asset to the Greatbatch Board of Directors," said Bill R. Sanford, Greatbatch's chairman.

Ms. Dall has been Executive Vice President and Chief Financial Officer of Erie Insurance Group and Erie Indemnity Company since 2009. Erie Insurance Group is a FORTUNE 500 and Barron's 500 company with over $6.1 billion in revenue. Erie has been recognized by Forbes as one of America's 50 Most Trustworthy Financial Companies and is on the list of Ward's 50 Group of top performing insurance companies.

Prior to joining Erie, Ms. Dall served as Chief Financial Officer for the Healthcare division at Cigna Corp., a global health services company. Prior to Cigna, she was Chief Financial Officer for Genworth Financial Inc., a former subsidiary of General Electric, for its International and U.S. Mortgage Insurance Segments. Ms. Dall began her career in 1985 in General Electric's financial management program and throughout her tenure with that company held various leadership positions both in finance and operations.

"I look forward to working with Marcia and the other Greatbatch Board members as we execute our strategic plan to drive profitable growth and deliver increased value for our stockholders," added Thomas J. Hook, president & CEO of Greatbatch.

About Greatbatch, Inc.

Greatbatch, Inc. (NYSE:GB) provides top-quality technologies to industries that depend on reliable, long-lasting performance through its brands Greatbatch Medical, Electrochem and QiG Group. Greatbatch Medical develops and manufactures critical medical device technologies for the cardiac, neuromodulation, vascular and orthopaedic markets. Electrochem designs and manufactures batteries for high-end niche applications in the portable medical, energy, military, and other markets. The QiG Group empowers the design and development of new medical devices for our core markets. Additional information about the Company is available at www.greatbatch.com.

CONTACT: Investor Relations Contact:
         Elizabeth Cowell
         ecowell@greatbatch.com
         tel 214-618-4982

         Media Contact:
         Christopher Knospe
         cknospe@greatbatch.com
         tel 716-759-5727